 Exhibit 99.1

Socket Mobile Reports 2012 Annual and Q4 Results

NEWARK, Calif., – February 12, 2013 – Socket Mobile, Inc. (OTC: SCKT), an innovative provider of mobile productivity solutions, today reported financial results for the year and fourth quarter ended December 31, 2012.

Revenue for the 2012 full year totaled $13.6 million, a decrease of 22 percent compared to revenue of $17.5 million for 2011. Net loss for 2012 was $3.3 million, or $0.68 per share, compared to a net loss of $2.4 million for 2011, or $0.56 per share.

Revenue for the fourth quarter of 2012 was $2.8 million, a decrease of 36 percent, compared to revenue of $4.4 million in the same quarter a year ago. Net loss for the fourth quarter of 2012 was $677,000, or a loss of $0.14 per share, compared to a net loss of $0.4 million, or a loss of $0.08 per share, in the fourth quarter of 2011.

Kevin Mills, president and chief executive officer, commented, “In 2012, market and product transitions slowed our revenue growth in the second half of the year. New product introductions, growth in software developer applications incorporating our products, and reduced expenses have positioned us to grow to profitable operating levels in 2013.

“ In 2012, we introduced our low cost Apple certified Bluetooth barcode scanner Model 7Ci, an affordable professional barcode scanner that works with Smartphones and Tablets running Apple, Android, Blackberry and Windows/Windows Mobile operating systems. The Model 7Ci barcode scanner is now our largest selling barcode scanner. We launched a barcode scanning software developers kit (SDK) that enables developers to easily integrate our SocketScan barcode scanning software into their applications and provides their customers with tools to edit and process linear and 2D barcode information. We now have over 300 registered developers of which 85 percent are developing barcode scanning applications and over 30 percent are addressing retail point of sale applications.

“In 2012, we also introduced a new handheld computer, the SoMo655, replacing and improving our previous generation SoMo650 and extending the availability of our classic PDA for at least five years. In the fourth quarter of 2012, we launched an SDK for the SoMo655, which provides tools to application developers to customize features of its Windows Embedded Handheld 6.5 operating system.

“Despite a difficult and disappointing 2012, we are optimistic about 2013. Presently, we have a significant backlog of orders in hand that are shippable during the first quarter of 2013. Anticipated revenue growth combined with reduced operating expenses, should make 2013 a positive year for Socket Mobile.”

Conference Call
Management of Socket will hold a conference call and web cast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. The conference ID for the replay is 408863#. The call will also be carried live and available via replay through a link on Socket’s website at www.socketmobile.com. From the home page, select “About Socket”/”Investor Relations”/ and “Conference Calls and Events.”

About Socket Mobile, Inc.

Founded in 1992, Socket Mobile is a leading innovator of mobile devices and productivity tools for retail POS, field service, healthcare, and other mobile markets. Our portfolio includes wireless handheld and hands-free barcode scanners for tablets and smartphones; durable handheld computers and accessories; and OEM solutions for the mobile device market. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to sockettalk.socketmobile.com, the company’s official blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and SoMo are registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2013 Socket Mobile, Inc. All rights reserved.

Socket Mobile Contact:	Investor Relations Contact:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
510-933-3035	323-468-2300
dave@socketmobile.com	sckt@mkr-group.com

 --Financial tables to follow--

Socket Mobile, Inc.

Condensed Summary Statements of Operations

(Amounts in thousands except per share amounts)

	Year ended Dec 31,		Three months ended Dec 31,
	(Unaudited) 2012	2011*	(Unaudited) 2012	(Unaudited) 2011
Revenue	$13,607	$17,511	$2,819	$4,438
Cost of revenue	8,518	10,261	1,734	2,526
Gross profit	5,089	7,250	1,085	1,912
Gross profit percent	37%	41%	38%	43%
Research and development	2,711	2,776	552	756
Sales and marketing	3,372	3,607	632	988
General and administrative	2,021	2,141	457	510
Total operating expenses	8,104	8,524	1,641	2,254
Amortization of debt discount	—	(1,033)	—	—
Interest expense, net	(240)	(83)	(113)	(25)
Deferred tax (expense)	(32)	(32)	(8)	(8)
Net loss	$(3,287)	$(2,422)	$(677)	$(375)
Basic and diluted net loss per share applicable to common stockholders	$(0.68)	$(0.56)	$(0.14)	$(0.08)
Weighted average shares outstanding: Basic and Fully Diluted	4,854	4,360	4,861	4,832

  *Derived from audited financial statements.

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	December 31,
	(Unaudited) 2012	2011*
Cash	$391	$957
Accounts receivable	1,519	2,791
Inventories	941	1,461
Other current assets	129	219
Property and equipment, net	343	312
Goodwill	4,427	4,427
Intangible technology	90	150
Other assets	81	80
Total assets	$7,921	$10,397
Accounts payable and accrued liabilities	$4,250	$3,926
Bank line of credit	811	1,110
Notes payable	845	—
Deferred income on shipments to distributors	854	1,572
Deferred service revenue	215	415
Other liabilities	477	249
Common stock	60,960	60,329
Accumulated deficit	(60,491)	(57,204)
Total Liabilities and Equity	$7,921	$10,397

*Derived from audited financial statements.

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